As filed with the Securities and Exchange Commission on May 15, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Outlook Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	38-3982704 (I.R.S. Employer Identification No.)
4260 U.S. Route 1 Monmouth Junction, New Jersey (Address of principal executive offices)	08852 (Zip code)

       Consulting Agreement between Outlook Therapeutics, Inc. and The Dagnon Group LLC as of January 27, 2020

       Consulting Agreement between Outlook Therapeutics, Inc. and Scott Three Consulting, LLC as of January 27, 2020

       Consulting Agreement between Outlook Therapeutics, Inc. and Biomimetic Consulting Inc. as of January 27, 2020

                  Consulting Agreement between Outlook Therapeutics, Inc. and AZEYC, LLC as of January 27, 2020

(Full title of the plan)

Lawrence A. Kenyon

President, Chief Executive Officer and Chief Financial Officer

Outlook Therapeutics, Inc.

4260 U.S. Route 1

Monmouth Junction, New Jersey 08852

(Name and address of agent for service)

(609) 619-3990

(Telephone number, including area code, of agent for service)

Copies to:

Yvan-Claude Pierre

Marianne C. Sarrazin

Pia Kaur

Cooley LLP

55 Hudson Yards

New York, New York 10001

(212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	7,244,739	(2)	$0.72	$5,216,212	$677.06

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 (the “Common Stock”) of Outlook Therapeutics, Inc. (the “Registrant”), that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock.
(2)	See “Explanatory Note” below.
(3)	Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high ($0.74) and low ($0.69) sale prices of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on May 8, 2020, which is a date within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

Outlook Therapeutics, Inc. (the “Company”) has filed this Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register for resale the 7,244,739 shares of its common stock, par value $0.01 per share (the “Common Stock”) originally issued effective as of March 19, 2020 following stockholder approval at its annual meeting held on such date, to each of the four principals of MTTR LLC (“MTTR”), Messrs. Terry Dagnon, Jeff Evanson, Tony Moses and Dr. Mark Humayun (each, a “MTTR Consultant” and together, the “MTTR Consultants”). The shares of Common Stock were issued to each of the MTTR Consultants pursuant to the terms of the following consulting agreements: Consulting Agreement between Outlook Therapeutics, Inc. and The Dagnon Group LLC as of January 27, 2020 (Dagnon); Consulting Agreement between Outlook Therapeutics, Inc. and Scott Three Consulting, LLC as of January 27, 2020 (Evanson); Consulting Agreement between Outlook Therapeutics, Inc. and AZEYC, LLC as of January 27, 2020 (Moses); and Consulting Agreement between Outlook Therapeutics, Inc. and Biomimetic Consulting Inc. as of January 27, 2020 (Humayun).

This Registration Statement includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for re-offerings and resales on a continuous or delayed basis in the future by the MTTR Consultants of up to an aggregate of 7,244,739 shares of common stock that are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder that have been acquired by the MTTR Consultants, being the selling stockholders identified in the Reoffer Prospectus. The number of shares of Common Stock included in the Reoffer Prospectus represents the total number of shares of Common Stock acquired by the MTTR Consultants pursuant to their respective consulting agreements, and does not necessarily represent a present intention to sell any or all such shares of Common Stock

REOFFER PROSPECTUS

7,244,739 SHARES OF COMMON STOCK
OF OUTLOOK THERAPEUTICS, INC.

This prospectus is being used for the re-offering and resale from time to time of up to an aggregate of 7,244,739 shares of the common stock of Outlook Therapeutics, Inc. (the “Company, “we,” “us” or “our”), in each case which were issued to the MTTR Consultants in connection with the termination of a strategic license agreement with MTTR LLC and effectiveness of their respective consulting agreements with our company.

The selling stockholders, or each such selling stockholder’s permitted pledgees, donees, transferees or other successors-in-interest, may offer the common stock through public or private transactions, at prevailing market prices or at privately negotiated prices, including in satisfaction of certain existing contractual obligations. The selling stockholders will receive all of the net proceeds from the sale of the shares. We will bear the costs, expenses and fees in connection with the registration of the shares offered hereby on their behalf. We will not receive any proceeds from the sale of the shares. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

Our common stock is listed on The Nasdaq Capital Market under the ticker symbol “OTLK.” On May 14, 2020, the last reported sale price per share of our common stock was $0.75 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 15, 2020.

This prospectus is part of a registration statement on Form S-8 that we filed with the Securities and Exchange Commission, or the SEC. We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our common shares.

We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Except as otherwise indicated or unless the context otherwise requires, references to “company,” “we,” “us,” “our” or “Outlook Therapeutics,” refer to Outlook Therapeutics, Inc. and its consolidated subsidiaries. Our name “Outlook Therapeutics,” the Outlook Therapeutics logo, LYTENAVA and other trademarks or service marks of Outlook Therapeutics, Inc. appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the information incorporated by reference herein or therein are the property of Outlook Therapeutics, Inc. Other trademarks, service marks or trade names appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the information incorporated by reference herein or therein are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about us and our industry that involve substantial risks and uncertainties. All statements, other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein and therein, including statements regarding our future financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases you can identify these statements by terminology such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would,” “potentially” or the negative or plural of these terms or similar expressions.

These forward-looking statements include, but are not limited to, statements concerning the following:

•	the timing and the success of the design of the clinical trials and planned clinical trials of our lead product candidate, ONS-5010;

•	whether the results of our clinical trials will be sufficient to support domestic or global regulatory approvals;

•	our ability to obtain and maintain regulatory approval for ONS-5010 in the United States and other markets if we successfully complete clinical trials;

•	our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved, for commercial use;

•	our ability to fund our working capital requirements;

•	the rate and degree of market acceptance of our current and future product candidates;

•	the implementation of our business model and strategic plans for our business and product candidates;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	our ability to maintain and establish collaborations or obtain additional funding;

•	our expectations regarding government and third-party payor coverage and reimbursement;

•	our ability to compete in the markets we serve;

•	the factors that may impact our financial results; and

•	our estimates regarding the sufficiency of our cash resources and our need for additional funding.

These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties, including risks associated with the global COVID-19 pandemic, and uncertainty regarding the effects it may have on our clinical trials and otherwise. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in our most recent annual report on Form 10-K, which is incorporated by reference into this prospectus supplement in its entirety, as well as any amendments thereto reflected in subsequent filings with the SEC. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus together with the documents we have filed with the SEC that are incorporated by reference herein and therein and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

This prospectus and the documents incorporated by reference herein and therein contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated by reference herein and therein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Accordingly, investors should not place undue reliance on this information.

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PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the risks of investing in our securities discuss under the heading “Risk Factors” beginning on page 4 of this prospectus and under similar headings in the documents incorporated by reference herein.

Overview

We are a late clinical-stage biopharmaceutical company working to develop the first ophthalmic formulation of bevacizumab approved by the U.S. Food and Drug Administration, or FDA, for use in retinal indications. Our goal is to launch as the first and only approved bevacizumab in the United States, Europe, Japan and other markets for the treatment of wet age-related macular degeneration, or wet AMD, diabetic macular edema, or DME, and branch retinal vein occlusion, or BRVO.

ONS-5010 (LYTENAVA (bevacizumab-vikg) is an investigational ophthalmic formulation of bevacizumab under development to be administered as an intravitreal injection for the treatment of wet AMD and other retinal diseases. Bevacizumab is a full-length, humanized anti-VEGF (Vascular Endothelial Growth Factor) recombinant monoclonal antibody, or mAb, that inhibits VEGF and associated angiogenic activity. The study design for our Phase 3 clinical program to evaluate ONS-5010 as an ophthalmic formulation of bevacizumab was reviewed at an end of Phase 2 meeting with the FDA in April 2018, and we filed our investigational new drug application, or IND, with the FDA in the first quarter of calendar 2019.

Our Phase 3 program for ONS-5010 in wet AMD involves two clinical trials, which we refer to as NORSE 1 and NORSE 2, evaluating ONS-5010 against ranibizumab (LUCENTIS). Enrollment in the NORSE 1 study is complete with 61 patients enrolled, all in Australia. The endpoint for NORSE 1 has been changed from the difference in mean change from baseline visual acuity to the proportion of participants who gain at least 15 letters in the best corrected visual acuity, or BCVA, at 11 months for ONS-5010 dosed on a monthly basis compared to LUCENTIS dosed using the alternative PIER clinical trial dosing regimen of three monthly doses followed by quarterly dosing. This change was made with agreement from the FDA and now aligns with the endpoint for our NORSE 2 study. While not designed as a pivotal study, NORSE 1 is one of two studies agreed upon with the FDA in April 2018 and will provide initial safety and efficacy data relating to ONS-5010 in wet AMD patients. We expect to report top line data from NORSE 1 in August 2020. The ongoing COVID-19 pandemic is not expected to impact the completion of the NORSE 1 trial at this time.

The NORSE 2 study began enrolling wet AMD patients in July 2019. NORSE 2 is expected to enroll a total of approximately 220 patients at more than 40 clinical trial sites and is being conducted in the United States. The primary endpoint for NORSE 2 is the difference in proportion of participants who gain at least 15 letters in BCVA at 11 months for ONS-5010 dosed on a monthly basis compared to LUCENTIS dosed using the alternative PIER clinical trial dosing regimen. NORSE 2 continues to screen, enroll and treat patients, subject to additional COVID-19 safety protocols for both patients and staff at trial sites. Due to these additional safety protocols, some sites have temporarily shut down and patient enrollment has slowed. Due to local conditions at the various clinical trial sites, which have varying degrees of “shelter-in-place” and similar government orders mandating various restrictions, enrollment in NORSE 2 is expected to be completed no later than the end of August 2020. Enrollment patterns in NORSE 2 have regained pre-COVID-19 pandemic rates.

Subsequent to the completion of enrollment in NORSE 2 in 2020, we plan to initiate the NORSE 3 clinical trial. NORSE 3 is an open-label safety study that will be conducted to ensure the adequate number of safety exposures to ONS-5010 are available for the initial regulatory filings. Approximately 170 patients are expected to be enrolled in several different retinal diseases where and anti-VEGF drug can be used as a therapeutic option. Patients in NORSE 3 will receive four doses of ONS-5010 over three months.

In addition to NORSE 1 and NORSE 2 for wet AMD, we have received agreements from the FDA on three Special Protocol Assessments, or SPAs, for three additional registration clinical trials for our ongoing Phase 3 program for ONS-5010. These SPAs cover the protocols for NORSE 4, a registration clinical trial to treat branch retinal vein occlusion or BRVO, and NORSE 5 and NORSE 6, two registration clinical trials to treat diabetic macular edema, or DME.

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Currently, the cancer drug Avastin (bevacizumab) is used off-label for the treatment of wet AMD and other retinal diseases such as DME and BRVO even though Avastin has not been approved by regulatory authorities for use in these diseases. If the ONS-5010 clinical program is successful, it will support our plans to submit for regulatory approval in multiple markets in 2021 including the United States, Europe and Japan, as well as other markets. Because there are no approved bevacizumab products for the treatment of retinal diseases in such major markets, we are developing ONS-5010 as a standard Biologics License Application, or BLA and not using the biosimilar drug development pathway that would be required if Avastin were an approved drug for the targeted diseases. If approved, we believe ONS-5010 has potential to mitigate risks associated with off-label use of bevacizumab. Off-label use of bevacizumab is currently estimated to account for at least 50% of all wet AMD prescriptions in the United States.

Risks Associated with our Business

Our business is subject to numerous risks, as described under the heading “Risk Factors” contained herein, and under similar headings in the documents that are incorporated by reference into this prospectus.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the year ended September 30, 2019 as filed with the SEC on December 19, 2019, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 as filed with the SEC on February 14, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and filed with the SEC on May 15, 2020 and our other Quarterly Reports and our Current Reports on Form 8-K as filed with the SEC, as described in the section titled “Incorporation of Certain Information by Reference.”

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) September 30, 2021 (the last day of the fiscal year in which the fifth anniversary of our initial public offering occurs), (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior March 31st, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some or all of these available exemptions and we have taken advantage of some reduced reporting requirements in our public filings. Accordingly, the information that we provide stockholders may be different than the information you receive from other public companies in which you hold stock.

Company Information

We initially incorporated in January 2010 in New Jersey, in October 2015, reincorporated in Delaware by merging with and into a Delaware corporation, changed our name to Outlook Therapeutics, Inc. in November 2018. Our headquarters are located at 4260 U.S. Route 1, Monmouth Junction, New Jersey, 08852, and our telephone number at that location is (609) 619-3990. Our website address is www.outlooktherapeutics.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

The Offering

The selling stockholders identified under the section titled “Selling Stockholders,” or the selling stockholders, may offer and sell up to 7,244,739 shares of our common stock. Our common stock is currently listed on The Nasdaq Capital Market under the symbol “OTLK.” Shares of common stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the common stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and sale, we are referring to the shares of common stock as described below under the section titled “Selling Stockholders.”

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended September 30, 2019, as updated by our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, each as filed with the SEC, and as incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed by us after the date hereof and incorporated by reference into this prospectus. Additional risks not currently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section above titled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit the selling stockholders to resell such shares of common stock. The selling stockholders will receive all of the net proceeds from sales of the shares of our common stock sold pursuant to this prospectus and we will not receive any proceeds from the resale of any shares of our common stock offered by this prospectus by the selling stockholders.

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SELLING STOCKHOLDERS

On January 27, 2020, we entered into consulting agreements with each of the selling stockholders, which became effective on March 19, 2020 following stockholder approval of the issuance of the shares of common stock being offered hereby to each such selling stockholder pursuant to his respective consulting agreement.

We agreed to file the registration statement of which this prospectus is a part to cover the resale of the shares of common stock and to keep such registration statement effective until Rule 144 is available for the resale of all such shares, such that the selling stockholders, certain of whom are currently our affiliates, could resell their shares of common stock when and as permitted by their respective consulting agreements.

We are registering the resale of the shares of common stock to permit each of the selling stockholders identified below to resell or otherwise dispose of his shares in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the 7,244,739 shares of our common stock issued to each of them pursuant to the consulting agreements, and when we refer to the selling stockholders in this prospectus, we are referring to Mr. Terry Dagnon, our Chief Operating Officer, Mr. Jeff Evanson, our Chief Commercial Officer, Dr. Mark Humayun, our medical advisor, and Mr. Tony Moses, our consultant, each of whom previously provided services to us through MTTR LLC, or MTTR.

The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders.

All of the shares being offered by the selling stockholders are subject to lock-up restrictions such that they may not be sold until the earlier of (i) six months following FDA approval of ONS-5010, (ii) the date we publicly announce not to pursue development of ONS-5010, (iii) a “Change of Control” as defined therein or (iv) January 2025, subject to limited exceptions, including a pro rata exception if BioLexis Pte. Ltd., our strategic partner and controlling stockholder disposes of any of its shares to an unaffiliated third party for consideration. Although we have agreed to waive such restriction, as needed, to permit resales to cover tax obligations.

We also have the right to repurchase such shares for $0.01 per share if the selling stockholder terminates his consulting agreement other than for good reason (as defined therein), or we terminate the agreement for cause (as defined therein). The repurchase right lapses in tiered percentages (15%-40%) tied to completion of enrollment of our NORSE 2 clinical trial of ONS-5010 by certain dates. It also lapses as to 50% or 100% of the shares if we enter into agreements pertaining to ONS-5010 that meet certain value thresholds or our share price meets certain predefined targets. The repurchase right also lapses as to 100% of the shares upon the earliest to occur of (i) filing of the biologics license application for ONS-5010, (ii) termination of the agreement by the consultant for good reason (as defined therein) or by us other than for cause (as defined therein), (iii) in the event of disability (as defined therein), or (iv) upon a “Change of Control” as defined therein.

The following table sets forth the name of each selling stockholder, the number and percentage of our outstanding shares of common stock beneficially owned by the selling stockholders as of May 13, 2020, the number of shares that may be offered under this prospectus, and the number and percentage of our outstanding shares of common stock beneficially owned by the selling stockholders assuming all of the shares covered hereby are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of shares in the column “Shares of Common Stock being Offered” represents all of the shares that a selling stockholder may offer and sell from time to time under this prospectus.

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All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling stockholders. Information about the selling stockholders may change over time. The percentage of shares owned after the offering is based on 91,377,648 shares of common stock outstanding as of May 13, 2020.

			Beneficial Ownership After this Offering (1)
Name	Shares of Common Stock Beneficially Owned Prior to this Offering	Shares of Common Stock Offered Hereby	Number of Shares	%
Terry Dagnon (2)	1,207,457	1,207,457	0	*
Jeff Evanson (3)	1,207,457	1,207,457	0	*
Mark Humayun (4)	3,622,368	3,622,368	0	*
Tony Moses (5)	1,207,457	1,207,457	0	*

*	Less than one percent

(1)	Assumes the sale of all shares registered pursuant to this reoffer prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time, and such shares of common stock are subject to restrictions on transfer and repurchase rights.
(2)	Mr. Dagnon is our Chief Operating Officer.
(3)	Mr. Evanson is our Chief Commercial Officer.
(4)	Dr. Humayun is our medical advisor.
(5)	Mr. Moses is our consultant.

PLAN OF DISTRIBUTION

Each selling stockholder may, from time to time, sell any or all of its shares of common stock covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares can be traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or privately negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwritten transactions;

•	settlement of short sales, to the extent permitted by law;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of the common stock by any selling stockholder to its partners, members or stockholders;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares of common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If underwriters are used in the sale, the shares of common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of shares of common stock, underwriters may receive compensation from the selling stockholders, for whom they may act as agents, in the form of discounts, concessions or commissions. If the selling stockholders use an underwriter or underwriters to effectuate the sale of shares of common stock, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those shares of common stock. To the extent required by law, the names of the underwriters will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes the prospectus supplement and the accompanying prospectus used by the underwriters to sell those securities. The obligations of the underwriters to purchase those shares of common stock will be subject to certain conditions precedent, and unless otherwise specified in a prospectus supplement, the underwriters will be obligated to purchase all the shares of common stock offered by such prospectus supplement if any of such shares of common stock are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

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In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell the shares of common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock

Certain of the selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such selling stockholders, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock of the selling stockholders.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder, unless an exemption therefrom is available.

The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The selling stockholders may decide not to sell any or all of the shares of common stock we registered on behalf of the selling stockholders pursuant to the registration statement of which this prospectus forms a part.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon for us by Cooley LLP.

EXPERTS

The consolidated financial statements of Outlook Therapeutics, Inc. as of September 30, 2019 and 2018, and for the years then ended, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements for the year ended September 30, 2019 contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows from operations and has stockholders’ deficit of $16.1 million, $6.7 million of convertible senior secured notes that become due on December 22, 2019, $3.6 million of unsecured indebtedness due on demand and $1.0 million of unsecured indebtedness also due on demand, but subject to a forbearance agreement through March 2020, that raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the website of the SEC referred to above. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities under this prospectus (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on December 19, 2019;

•	our Quarterly Reports on Form 10-Q for the quarter ended December 31, 2019, filed with the SEC on February 14, 2020; and for the quarter ended March 31, 2020, filed with the SEC on May 15, 2020;

•	our Current Reports on Form 8-K filed with the SEC on December 6, 2019, December 19, 2019, December 23, 2019, January 23, 2020, January 31, 2020, February 14, 2020, February 24, 2020, March 24, 2020, April 2, 2020, April 17, 2020, April 21, 2020 and May 11, 2020;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on February 14, 2020, including Definitive Additional Materials, filed with the SEC on March 10, 2020; and

•	the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on April 29, 2016, as amended on May 11, 2016, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial Registration Statement of which this prospectus is a part and prior to the effectiveness of the Registration Statement). These documents include period reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Outlook Therapeutics, Inc., Attention: Corporate Secretary, 4260 U.S. Route 1, Monmouth Junction, New Jersey 08852. Our phone number is (609) 619-3990. You may also view the documents that we file with the SEC and incorporate by reference in this prospectus supplement and the accompanying prospectus on our corporate website at www.outlooktherapeutics.com. The information on our website is not incorporated by reference and is not a part of this prospectus supplement.

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7,244,739 Shares

Common Stock

_____________________

REOFFER PROSPECTUS

____________________

May 15, 2020

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been filed by us with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on December 19, 2019;

•	our Quarterly Reports on Form 10-Q for the quarter ended December 31, 2019, filed with the SEC on February 14, 2020; and for the quarter ended March 31, 2020, filed with the SEC on May 15, 2020;

•	our Current Reports on Form 8-K filed with the SEC on December 6, 2019, December 19, 2019, December 23, 2019, January 23, 2020, January 31, 2020, February 14, 2020, February 24, 2020, March 24, 2020, April 2, 2020, April 17, 2020, April 21, 2020 and May 11, 2020;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on February 14, 2020, including Definitive Additional Materials, filed with the SEC on March 10, 2020; and

•	the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on April 29, 2016, as amended on May 11, 2016, including any further amendments thereto or reports filed for the purposes of updating this description.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

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•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation and bylaws, each as amended, provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of our company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed

The securities issued to the selling stockholders pursuant to their respective consulting agreements disclosed in the prospectus were offered and sold in reliance on an exemption from the registration requirements under the Securities Act provided by Section 4(a)(2) thereunder, which relates to transactions not involving a public offering.

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Item 8. Exhibits

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K, filed with the SEC on May 19, 2016).
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed with the SEC on December 6, 2018).
4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K filed with the SEC on March 18, 2019).
4.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K, filed with the SEC on May 19, 2016).
4.5	Amendment to the Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K, filed with the SEC on November 29, 2016).
5.1	Opinion of Cooley LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Cooley LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page hereto)
99.1†	Consulting Agreement between Outlook Therapeutics, Inc. and The Dagnon Group LLC as of January 27, 2020 (incorporated by reference to Exhibit 10.4 to the Registrant’s current report on Form 8-K filed with the SEC on January 31, 2020)
99.2†	Consulting Agreement between Outlook Therapeutics, Inc. and Scott Three Consulting, LLC as of January 27, 2020 (incorporated by reference to Exhibit 10.5 to the Registrant’s current report on Form 8-K filed with the SEC on January 31, 2020)
99.3†	Consulting Agreement between Outlook Therapeutics, Inc. and Biomimetic Consulting Inc. as of January 27, 2020
99.4†	Consulting Agreement between Outlook Therapeutics, Inc. and AZEYC, LLC as of January 27, 2020

†	Certain portions of this exhibit (indicated by “[***]”) have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Item 9. Undertakings

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monmouth Junction, New Jersey, on May 15, 2020.

Outlook Therapeutics, Inc.

By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
President, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lawrence A. Kenyon and Ralph H. Thurman, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ralph H. Thurman	Executive Chairman	May 15, 2020
Ralph H. Thurman

/s/ Lawrence A. Kenyon	President and Chief Executive Officer, Chief Financial Officer,	May 15, 2020
Lawrence A. Kenyon	Treasurer, Secretary and Director (Principal Executive and Accounting and Financial Officer)

/s/ Gerd Auffarth	Director	May 15, 2020
Gerd Auffarth

/s/ Julian Gangolli	Director	May 15, 2020
Julian Gangolli

/s/ Yezan Haddadin	Director	May 15, 2020
Yezan Haddadin

/s/ Kurt J. Hilzinger	Director	May 15, 2020
Kurt J. Hilzinger

/s/ Faisal Sukhtian	Director	May 15, 2020
Faisal Sukhtian